                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                             Advanced Sciences, Inc.
             Sabino Olivas III, as Trustee of the Irrevocable Trust
        for the Benefit of the Children of Ed L. Romero and Tanna Romero,
            Sabino Olivas III as Trustee of the Sarah Terese Sneddon
             Irrevocable Trust, Sabino Olivas III as Trustee of the
           Andrea Lopez-Guerra Irrevocable Trust, Sabino Olivas III as
              Trustee of the Camila Lopez-Guerra Irrevocable Trust,
   Sabino Olivas III as Trustee of the Nicolas Lopez-Guerra Irrevocable Trust,
    Sabino Olivas III as Trustee of the Edward Adam Romero Irrevocable Trust,
                           Ed L. Romero, individually,
                           Tanna Romero, individually,
                Ed L. and Tanna Romero, as Trustees of the Ed and
                          Tanna Romero Revocable Trust,
                      Donald T. Morgan and Betty D. Morgan

           a
             n
               d

                       Commodore Applied Technology, Inc.
                                       and
                            CXI-ASI Acquisition Corp.

                                TABLE OF CONTENTS

1.  THE MERGER AND RELATED MATTERS.......................................... 2
         1.1      Merger.................................................... 2
                  1.2      Conversion of Stock.............................. 3
                  1.3      Exchange......................................... 3

2.  CLOSING................................................................. 3
         2.1      Closing................................................... 3
         2.2      Deliveries at Closing..................................... 3

3.  REPRESENTATIONS AND WARRANTIES OF THE SCIENCES SHAREHOLDERS............. 3
         3.1      Organization, Standing and Qualification.................. 4
         3.2      Capitalization............................................ 4
         3.3      Corporate Documents....................................... 4
         3.4      Ownership and Merger...................................... 4
         3.5      Subsidiaries and Other Equity Investments................. 4
         3.6      No Violations; Consents................................... 5
         3.7      Financial Statements...................................... 5
         3.8      Conduct of Business; No Adverse Changes................... 6
         3.9      Absence of Other Events................................... 7
         3.10     Undisclosed Liabilities................................... 8
         3.11     Title to Assets........................................... 8
         3.12     Buildings and Structures.................................. 8
         3.13     Real Property............................................. 9
         3.14     Litigation................................................ 9
         3.15     Material Agreements....................................... 9
         3.16     Accounts Receivable.......................................10
         3.17     Environmental Matters.................................... 10
         3.18     Governmental Authorizations and Regulations.............. 11
         3.19     Compliance with Laws..................................... 11
         3.20     Patents and Trademarks................................... 11
         3.21     Labor Relations.......................................... 12
         3.22     Taxes, Tax Returns and Audits............................ 12
         3.23     Tax Liability............................................ 13
         3.24     Brokers.................................................. 13
         3.25     Equipment and Machinery.................................. 13
         3.26     Employee Benefits Plans.................................. 14
         3.27     Insurance................................................ 16
         3.28     Bank Accounts, Offices and Employees..................... 16
         3.29     Certain Transactions..................................... 16
         3.30     Foreign Corrupt Practices Act............................ 16



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         3.31     Accounting Practices......................................17
         3.32     Disclosure................................................17
         3.33     Trust Authority...........................................17
         3.34     Closing...................................................17

4.  REPRESENTATIONS AND WARRANTIES OF COMMODORE AND CXI-ASI
         ACQUISITION CORP...................................................17
         4.1      Corporate Organization, Standing..........................17
         4.2      Authorization of Agreement................................17
         4.3      Brokers...................................................18
         4.4      Authorization for Commodore Common Stock..................18
         4.5      SEC Documents.............................................18
         4.6      Tax Representations.......................................19

5.  COVENANTS OF THE SCIENCES SHAREHOLDERS..................................19
         5.1      Access to Information and Corporate Records...............19
         5.2      Corporate Matters.........................................20
         5.3      Conduct of Business.......................................20
         5.4  Business Organization.........................................21

6.  CONDITIONS TO CLOSING - COMMODORE AND CXI-ASI ACQUISITION CORP..........21
         6.1      Representations and Warranties of the Sciences
                   Shareholders.............................................21
         6.2      Covenants of the Sciences Shareholders and Sciences.......21
         6.3      Good Standing.............................................22
         6.4      Proceedings and Instruments Satisfactory..................22
         6.5      Opinion of Sciences Shareholders' Counsel.................22
         6.6      Access to Corporate Records, etc..........................22
         6.7      No Adverse Change.........................................22
         6.8      Absence of Litigation.....................................23
         6.9      Corporate Resolutions.....................................23
         6.10     Inter Sese Release........................................23
         6.11     Romero Employment.........................................23
         6.12     Format Financial Statements...............................23
         6.13     Conditions to Sciences Merger Agreement...................23
         6.14     Escrow Agreement..........................................23
         6.15     Consent...................................................23
         6.16     Resignations..............................................23
         6.17     Financing.................................................24
         6.18     Revisions.................................................24
         6.19     Commodore's and CXI-ASI Acquisition Corp.'s Merger
                   Consideration............................................24
         6.20     B.H. Capital  Limited.....................................24
         6.21     Coast Business Credit Waiver..............................24

7.  CONDITIONS OF CLOSING - THE SCIENCES SHAREHOLDERS. .................... 24
         7.1      Representations and Warranties of Commodore
                   and CXI-ASI Acquisition Corp............................ 24
         7.2      Covenants of Commodore and CXI-ASI Acquisition Corp...... 25
         7.3      Corporate Resolutions.................................... 25
         7.4      Romero Employment........................................ 25
         7.5      Non-Taxable Event........................................ 25
         7.6      Release of Personal Guaranties........................... 25
         7.7      Opinion of Counsel....................................... 25
         7.8      AMEX Listing............................................. 25
         7.9      Material Adverse Effect.................................. 25
         7.10     Registration Rights Agreement............................ 25
         7.11     Sciences Merger Consideration............................ 25

8.  TERMINATION PRIOR TO CLOSING........................................... 25
         8.1      Termination.............................................. 25
         8.2      Effect on Obligations.................................... 26

9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................. 26
         9.1      Commodore's Reliance..................................... 26
         9.2      The Sciences Shareholders' Reliance...................... 27

10.  INDEMNIFICATION....................................................... 27
         10.1     Obligation of the Sciences Shareholders to Indemnify..... 27
         10.2     Obligation of Commodore to Indemnify..................... 28
         10.3     Procedure................................................ 28
         10.4     Adjustment of Liability.................................. 29
         10.5     Limitation on Indemnification............................ 29
         10.6     Payment.................................................. 30
         10.7     Sole and Exclusive Remedy................................ 30

11.  MISCELLANEOUS......................................................... 31
         11.1     Notices.................................................. 31
         11.2     Entire Agreement......................................... 31
         11.3     Amendments............................................... 32
         11.4     Waivers; Remedies........................................ 32
         11.5     Execution and Delivery................................... 32
         11.6     Exhibits and Schedules................................... 32
         11.7     Drafting................................................. 32
         11.8     Recitals................................................. 32
         11.9     Attorney and Professional Fees........................... 32
         11.10    Captions................................................. 32
         11.11    Controlling Law.......................................... 33
         11.12    Implementing Agreement................................... 33

         11.13    Schedules................................................ 33

EXHIBITS AND SCHEDULES..................................................... 33

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER is dated as of September 11, 1996 by and between (i) Advanced Sciences, Inc., a corporation organized and existing under the laws of the State of New Mexico ("Sciences"); (ii) the holders of all of the issued and outstanding shares of capital stock of Sciences, to-wit, Sabino Olivas III, as Trustee of the Irrevocable Trust for the Benefit of the Children of Ed L. Romero and Tanna Romero, Sabino Olivas III as Trustee of the Sarah Terese Sneddon Irrevocable Trust, Sabino Olivas III as Trustee of the Andrea Lopez-Guerra Irrevocable Trust, Sabino Olivas III as Trustee of the Camila LopezGuerra Irrevocable Trust, Sabino Olivas III as Trustee of the Nicolas Lopez-Guerra Irrevocable Trust, and Sabino Olivas III as Trustee of the Edward Adam Romero Irrevocable Trust, Ed L. Romero, individually, Tanna Romero, individually, Ed L. and Tanna Romero, as Trustees of the Ed and Tanna Romero Revocable Trust, Donald T. Morgan and Betty D. Morgan (collectively the "Sciences Shareholders" and individually a "Sciences Shareholder"), (iii) Commodore Applied Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware ("Commodore"), and (iv) CXI-ASI Acquisition Corp., a corporation organized and existing under the laws of New Mexico ("CXI-ASI Acquisition Corp.").

                                R E C I T A L S:

         WHEREAS, A.S. Environmental, Inc. ("ASE"), pursuant to a Letter of Intent dated June 20, 1996 (the "Sciences Letter of Intent"), has an agreement with the Sciences Shareholders to acquire all of the issued and outstanding shares of capital stock of Sciences; and

         WHEREAS, Commodore, pursuant to a Letter of Intent dated July 12, 1996, has an agreement with the Shareholders of ASE (the "ASE Shareholders") to acquire all of the issued and outstanding shares of capital stock of ASE and Sciences (the "ASE Letter of Intent"); and

         WHEREAS, the ASE Shareholders own all of the issued and outstanding shares of capital stock of ASE and the Sciences Shareholders own all of the issued and outstanding shares of capital stock of Sciences; and

         WHEREAS, Commodore, Sciences, the Sciences Shareholders, ASE and the ASE Shareholders have agreed that, contrary to the terms of the Sciences Letter of Intent and the ASE Letter of Intent, ASE will not acquire the capital stock of Sciences; rather, Commodore will acquire directly the capital stock of each of Sciences and ASE in separate but simultaneous and contingent transactions; and

         WHEREAS, Commodore owns all of the issued and outstanding shares of capital stock of CXI-ASI Acquisition Corp.; and

         WHEREAS, Commodore and CXI-ASE Acquisition Corp., Inc. have entered into an Agreement and Plan of Merger with ASE and the ASE Shareholders, dated the date of this Agreement, whereby CXI-ASE Acquisition Corp. will be merged with and into ASE (the "ASE Merger Agreement"); and

         WHEREAS, subject to the terms and conditions set forth in this Agreement and in the ASE Merger Agreement, Commodore, CXI-ASI Acquisition Corp., Sciences and the Sciences Shareholders have agreed that CXI-ASI Acquisition Corp. will be merged with and into Sciences in a merger which is intended to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue code of 1986, as amended;

         NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, agreements, representations and warranties contained herein, and subject to the satisfaction or waiver of the conditions contained herein, the parties, each intending to be legally bound hereby, agree as follows:

                       A. THE MERGER AND RELATED MATTERS.

         0.1 Merger

                  A. Upon the terms and subject to the conditions of this Agreement, CXI-ASI Acquisition Corp. shall be merged with and into Sciences (the "Merger") in accordance with the New Mexico Business Corporation Law ("NMBCL"). Sciences shall be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall continue its corporate existence under, be organized under and be governed by the NMBCL and shall possess all the rights and assets of CXI-ASI Acquisition Corp. and Sciences and be subject to all of the liabilities and obligations of CXI-ASI Acquisition Corp. and Sciences in accordance with the provisions of the NMBCL.

                  B. The Merger shall be effective when a properly executed Certificate of Merger (together with any other documents required to effectuate the Merger) shall have been filed with the Secretary of State of the State of New Mexico in accordance with the provisions of the NMBCL, which filing shall be made as soon as practical after the Closing (defined below), and the Secretary of State of the State of New Mexico shall have issued its Certificate of Merger in accordance with the provisions of the NMBCL (the "Effective Time"). The Merger shall have the effects set forth in the NMBCL.

                  C. The Certificate of Incorporation and the Bylaws of CXI-ASI Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended.

                  D. The directors and officers of CXI-ASI Acquisition Corp. immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed.

         0.2 Conversion of Stock.

                  A. At the Effective Time, by virtue of the Merger and without any action on the part of the Sciences Shareholders, each of the 225,000 outstanding shares of Common Stock of Sciences which are owned by the Sciences Shareholders as shown on Schedule 1.2A and which are outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate formerly representing such shares pursuant to Section 1.3, 2 shares of Commodore Common Stock (the "Sciences Merger Consideration") so that when all outstanding shares of the Common Stock of Sciences is surrendered, a total of 450,000 shares of Common Stock of Commodore will be issued in consideration therefore.

                  B. Each share of CXI-ASI Acquisition Corp. Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

         0.3 Exchange. At the Closing, the Sciences Shareholders shall surrender to Commodore the certificates formerly representing all of the issued and outstanding Common Stock of Sciences. As of and after the Effective Time, the Sciences Shareholders shall not have any rights as holders of the Common Stock of the Surviving Corporation other than to receive the Merger Consideration.

                                    CLOSING.

         0.4 Closing. Subject to the provisions of Sections 6 and 7, the closing ("Closing") of the Merger shall take place on or before September 30, 1996, such place and time as the parties may mutually agree in writing. The date on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

         0.5 Deliveries at Closing. In addition to the exchange of stock described in Section 1.3, the parties shall deliver an executed copy of the Plan of Merger in the form of that attached hereto as Schedule 2.2 and the documents and other items required pursuant to Sections 6 and 7.

1. REPRESENTATIONS AND WARRANTIES OF THE SCIENCES SHAREHOLDERS.

         As an inducement to Commodore and CXI-ASI Acquisition Corp. to enter into this Agreement and consummate the transactions contemplated hereby, each Sciences Shareholder, jointly and severally, represents and warrants to Commodore and CXI-ASI Acquisition Corp. that:

         1.1 Organization, Standing and Qualification. Sciences and each of Sciences' Subsidiaries (defined below) is a corporation duly organized, validly existing and in good standing under the laws of New Mexico or, in the case of Advanced Sciences Integrated Mexico, S.A. de C.V., is duly organized, validly existing and in good standing under the laws of Mexico and in the case of Advanced Sciences Integradas, S.A., is duly organized, validly existing and in good standing under the laws of Argentina; they have the corporate power and lawful authority to own, lease and operate their assets, properties, subsidiaries and business and to carry on their business, all as now conducted.

         1.2 Capitalization. The authorized capital stock of Sciences consists of 250,000 shares of common stock, no par value, of which 225,000 shares are issued. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them were issued in violation of any preemptive or other right. Except as set forth in Schedule 3.2 attached hereto, Sciences is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Sciences or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Sciences, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Sciences or other security exercisable or convertible into any capital stock or any other security of Sciences.

         1.3 Corporate Documents. The copies of the Articles of Incorporation (or equivalent in any foreign jurisdiction) of Sciences and each of its Subsidiaries and all amendments thereto to date, certified by the Secretary of State (or equivalent in any foreign jurisdiction) under which it is incorporated and the By-Laws (or equivalent in any foreign jurisdiction) of Sciences and of each of its Subsidiaries, as amended to date, certified by the Secretary (or equivalent in any foreign jurisdiction) of Sciences and each Subsidiary, which have been or will be delivered to Commodore and CXI-ASI Acquisition Corp. are complete and correct, and the minute books (or equivalent in any foreign jurisdiction) of Sciences and its Subsidiaries, which the Sciences Shareholders will make available to Commodore and CXI-ASI Acquisition Corp. and their counsel prior to the Closing Date, correctly reflect all corporate actions taken at the meetings reported therein and correctly record all resolutions.

         1.4 Ownership and Merger. The Sciences Shareholders own the Sciences Common Stock beneficially and of record, free and clear of all liens of any nature. The Sciences Shareholders have the full right and power to consummate the Merger without obtaining the consent of any other person or governmental authority except for the consent of Sciences' lender, Nations Bank. The Merger is not subject to registration under applicable federal and state securities laws.

         1.5 Subsidiaries and Other Equity Investments. Except as set forth in
Schedule 3.5 attached hereto, Sciences does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization. With respect to each corporation ("Subsidiary" or collectively "Subsidiaries") that is an issuer of any shares of capital stock owned beneficially or of record by Sciences,
Schedule 3.5 sets forth a true and complete list of (A) its name and jurisdiction of incorporation, (B) the jurisdictions in which it is duly qualified or licensed to do business as a foreign corporation, (C) its authorized capital stock, (D) the number of shares of each class thereof outstanding, (E) the number of shares of each such class and percentage of outstanding voting stock owned by Sciences or any of its Subsidiaries, and (F) the names of any other persons holding any security issued by any Subsidiary. Except as set forth in Schedule 3.5, no capital stock or any other security (including any debt security) of any Subsidiary is held by any person other than Sciences or a Subsidiary. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each of the respective jurisdictions listed in Schedule 3.5. Except as set forth in Schedule 3.5, no Subsidiary is required to be qualified or licensed to do business in a foreign corporation in any other jurisdiction. All outstanding shares of capital stock of each Subsidiary owned by Sciences or a Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, subject to no lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever and are freely transferrable and none of such shares was issued in violation of any preemptive or other right. Except as set forth in Schedule 3.5, neither Sciences nor any Subsidiary is a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of any Subsidiary or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of any Subsidiary, and there is no outstanding option, warrant or other right to subscribe for or to purchase, capital stock or any other security of any Subsidiary or any other security exercisable or convertible into any capital stock or any other security of any Subsidiary.

         1.6 No Violations; Consents. Except as set forth on Schedule 3.6 attached hereto or any other schedule to this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Articles of Incorporation or By-Laws of Sciences, or any lease, bond, mortgage, note, loan agreement, credit agreement or facility, indenture or any other material agreement to which any Sciences Shareholder or Sciences or its Subsidiaries is a party or by which they may be bound, or of any order, judgment or decree applicable to it or them, or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of any Sciences Shareholder or Sciences or its Subsidiaries, or upon any of the Sciences Common Stock, or terminate or result in the termination of any such agreement, or in any material way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits or authorization held by Sciences or any of its Subsidiaries. Schedule 3.6 also sets forth the name of any third party from whom any Sciences Shareholder or Sciences or any of its Subsidiaries must obtain consent in order for any Sciences Shareholder to validly and lawfully perform his, her or its obligations hereunder.

         1.7 Financial Statements.

                  A. The Sciences Shareholders have furnished (or in the case of (ii) below will furnish) to Commodore and CXI-ASI Acquisition Corp. true and correct copies of the following financial statements:

                           (i) Audited consolidated balance sheets and related
consolidated statements of operations and retained earnings and consolidated statements of changes in financial position of Sciences for the fiscal years ended September 30, 1989 through 1995.

                           (ii) Reviewed consolidated balance sheets and related
consolidated statements of operations and retained earnings and consolidated statements of changes in financial position of Sciences for the period ending June 30, 1996.

                           (iii) Unaudited, internal financial projections for
the period June through September 30, 1996.

                  B. Except for the projections referred to in (iii) above, the above described financial statements including the notes thereto: (i) are (or will be) in accordance with the books and records of Sciences and its Subsidiaries; (ii) present (or will present) fairly the financial condition of Sciences and its Subsidiaries as of the dates of such financial statements and their respective results of operation for the respective periods then ended; and
(iii) except as indicated in the notes to such financial statements, have been (or will be) prepared in accordance with generally accepted accounting principles, consistently applied with prior periods, with no material difference between such statements and the financial records maintained.

                  C. The Sciences Shareholders will furnish to Commodore and CXI-ASI Acquisition Corp. on or before the Closing Date, a true and correct copy of a projection for the period July 1, 1996 through September 30, 1996, prepared by the office of Sciences' Chief Financial Officer (the "Forecast"). To the best of the Sciences Shareholders' knowledge, (i) the Forecast was prepared in good faith by employees of Sciences and (ii) the assumptions used in preparing the Forecast were reasonable in light of the circumstances known at the time it was prepared.

         1.8 Conduct of Business; No Adverse Changes. Since September 30, 1995, except as set forth in Schedule 3.8:

                  A. The respective businesses of Sciences and its Subsidiaries have been conducted only in the ordinary course;

                  B. There has been no change in the condition (financial or otherwise) of the assets, liabilities, business, operations, prospects, or affairs of Sciences or any Subsidiary other than changes in the ordinary course of business, none of which either singly, or in the aggregate, has been materially adverse; and

                  C. There has been no damage, destruction or loss, or other occurrence or development (whether or not insured against) which either singly, or in the aggregate, materially adversely affect the properties or assets, or the business, operations or affairs of Sciences or any Subsidiary.

         1.9 Absence of Other Events. Since September 30, 1995, and except as set forth on Schedule 3.9 attached hereto or elsewhere in this Agreement, neither Sciences nor any Subsidiary has, except as contemplated by or expressed in this Agreement:

                  A. Created or incurred any material liability (absolute or contingent) except for (i) unsecured current liabilities incurred for other than money borrowed and (ii) liabilities under contracts entered into in the ordinary course of business;

                  B. Loaned any money or otherwise pledged the credit of Sciences or any Subsidiary, or mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible;

                  C. Made any expenditures or capital additions or improvements that, with respect to a particular project, exceed Ten Thousand Dollars ($10,000) or exceed Twenty Thousand Dollars ($20,000) in the aggregate;

                  D. Sold or otherwise disposed of, or contracted to sell or dispose of, any of its assets, tangible or intangible, at a cost for any asset in excess of Ten Thousand Dollars ($10,000) or, for all assets not listed on
Schedule 3.9, in excess of Twenty Thousand Dollars ($20,000) in the aggregate; or canceled any debts or claims in an amount for any debt or claim in excess of Ten Thousand Dollars ($10,000) or, for all debts and claims not listed on
Schedule 3.9, in excess of Twenty Thousand Dollars ($20,000) in the aggregate, except, in each case, in the ordinary course of business;

                  E. Declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of, its capital stock;

                  F. Suffered any labor disputes or organizational activity by its employees;

                  G. Made or become a party to any contract or commitment yet to be performed which in any one case involved an amount in excess of Twenty Five Thousand Dollars ($25,000) or a term in excess of ninety (90) days;

                  H. Issued or sold any shares of its capital stock or rights, options or warrants to purchase its capital stock, or any securities convertible into its capital stock;

                  I. Paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any director, officer or employee, whether under any existing pension or other plan or otherwise or increased the compensation, including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments paid at September 30, 1995, to any of its directors, officers or employees;

                  J. Become bound by or entered into any contract, commitment or transaction other than in the ordinary course of business; or

                  K. Entered into any contract or agreement to do or perform any of the foregoing activities.

         1.10 Undisclosed Liabilities. Except as set forth on Schedule 3.10 attached hereto, neither Sciences nor any Subsidiary has incurred or suffered any debt, liability or other obligation of a material nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which is not reflected or reserved against in Sciences Financial Statements, except for debts, liabilities or other obligations incurred in the ordinary course of business since September 30, 1995 which are usual and normal in amount both individually and in the aggregate.

         1.11 Title to Assets. Except as set forth on Schedule 3.11 attached hereto, Sciences and its Subsidiaries have good and marketable title to all their respective assets and properties, including the assets and properties reflected in Sciences Financial Statements for the period ending September 30, 1995 whether real, personal or mixed and whether tangible or intangible, free and clear of restrictions on, or conditions to, transfer or assignment, and of mortgages, liens, pledges, charges, encumbrances, security interests, equities, claims, easements, rights of way, covenants, conditions and restrictions except:

                  A. As otherwise expressly indicated in the 1995 Sciences Financial Statements; and

                  B. The lien of current taxes not yet due and payable.

There are no outstanding rights or options in any third party to acquire any of such assets or properties or any interest therein.

         1.12 Buildings and Structures. All of the buildings and structures leased by Sciences or its Subsidiaries or used or employed by them in their business, are in a satisfactory operating condition as required for the proper operation and use thereof in the ordinary course of business free from any known defects except (A) such defects as require routine maintenance and (B) such defects as do not substantially interfere with the continued use thereof in the conduct of the business conducted in connection therewith and conform in all material respects to all applicable ordinances, regulations and other laws relating thereto and the use thereof.

         1.13 Real Property.

                  A. Since the inception of Sciences and each of its subsidiaries, neither Sciences nor any of its subsidiaries has owned or operated any real property except for commercial office space described in Schedule 3.13.

                  B. Sciences owns no real property. Schedule 3.13 sets forth all real property leased to Sciences or its Subsidiaries and specifying the general location of each property, the names of the lessor and the lessee, the term of lease and the rent payable thereunder. The Sciences Shareholders have made available to Commodore and CXI-ASI Acquisition Corp. a copy of each lease by which Sciences or such Subsidiary acquired leased the real property described in Schedule 3.13. Except as set forth in Schedule 3.13, neither the Sciences Shareholders, Sciences nor any Subsidiary has received any written notice from any governmental agency, board, bureau, body, department or authority of any United States or foreign jurisdiction with respect to the use or occupancy of any of the real property described in Schedule 3.13. Each lease pursuant to which Sciences or any Subsidiary leases any real property is in full force and effect and is valid and enforceable in accordance with its terms. There is not, under any such lease, any default of which the Sciences Shareholders have knowledge by Sciences or any Subsidiary or any event of which the Sciences Shareholders have knowledge that with notices or lapse of time or both would constitute such a default by Sciences or any Subsidiary. Each property used in the business of Sciences or any Subsidiary is reflected in the 1995 Sciences Financial Statements as referred to in Section 3.7 in the manner and to the extent required by generally accepted accounting principles.

         1.14 Litigation. Except as set forth on Schedule 3.14, Sciences is not a party to, or to the knowledge of the Sciences Shareholders, threatened with, any litigation or judicial, administrative or arbitration proceedings, or any unasserted claims reasonably possible of assertion.

         1.15 Material Agreements. Schedule 3.15 sets forth all of the material agreements, contracts, licenses, commitments or binding arrangements, express or implied (collectively, "Material Agreements") to which Sciences or any of its subsidiaries are a party, including, without limitation: (A) agreements with any current or former shareholder, director, officer or employee; (B) agreements with any consultant or advisor; (C) agreements with any labor union or association representing any employee; (D) Benefit Plans (as hereinafter defined); (E) continuing agreements for the purchase or acquisition of materials, supplies, equipment, or services; sales agency, distributorship marketing or management agreements; (F) agreements for the sale of any of its assets, properties or business other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets, properties or business; (G) joint venture agreements; (H) voting trust agreements or agreements of shareholders relating to Sciences or its assets, properties or business or by which Sciences is bound; (I) financing agreements;
(J) loan, credit facility and factoring agreements; (K) construction agreements;
(L) indemnity and bond agreements; (M) engineering and consulting contracts; (N) non-compete agreements; (O) agreements not terminable by Sciences or the Subsidiary without penalty, within ninety (90) days; or (P) any other material agreement whether or not made in the ordinary course of business. Except as set forth on Schedule 3.15, all of the Material Agreements are in full force and effect and Sciences has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, and is not in default under any of them, nor to the knowledge of the Sciences Shareholders is any other party to any Material Agreement in default thereunder.

         1.16 Accounts Receivable. Except as set forth on Schedule 3.16, all notes and accounts receivable shown on Sciences Financial Statements of the Sciences Shareholders or thereafter acquired by it have been collected or are, to the knowledge of the Sciences Shareholders, current and collectible in accordance with their terms, subject to returns and allowances in the ordinary course of business at the aggregate recorded amounts thereof and are subject to no counterclaims or set-offs or challenges after audit by and customer or client. Except as set forth on Schedule 3.16, the reserve for doubtful accounts appearing on Sciences Financial Statements is (or in Sciences Financial Statements to be provided will be) consistent with the past practices of Sciences and is (or will be) a sufficient reserve in light of the past practices of Sciences and its Subsidiaries.

         1.17 Environmental Matters.

                  A. Without in any way limiting the generality of paragraph 3.14, Schedule 3.17 attached hereto sets forth a list of those proceedings against Sciences or any Subsidiary pending before any federal or state court or administrative agency relating to pollution or protection of the environment, the disposition of which may result in liability against Sciences for an amount in excess of Five Thousand Dollars ($5,000) for penalties, fines, damages, contribution or monetary relief; the making of a capital expenditure in excess of Five Thousand Dollars ($5,000); or the impairment of the utility or value of the properties and assets of

Sciences for the purpose for which such properties and assets are presently being used and operated, and Sciences has not received written notice of any threatened proceedings of such nature which has not been disclosed in Schedule
3.17. Except as to matters described in Schedule 3.17, Sciences is in compliance with all applicable federal, state and local environmental laws, and all environmental regulations, permit provisions or ordinances with respect to its operations and there is no basis for a claim that Sciences is in violation and/or breach of any such law or regulation including without limitation the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Resource Conservation Recovery Act, the Federal Solid Waste Disposal Act, the Federal Toxic Substance Control Act, the Federal Surface Mining Control and Reclamation Act, the Comprehensive Environmental Response Compensation and Liability Act, or the counterparts of such statutes enacted by states and local governments for jurisdictions in which Sciences owns or operates its businesses, properties, or under any regulations promulgated thereunder ("Environmental Laws"), in each case as such Environmental Laws were amended and in effect from time to time on or prior to the Closing Date. It is further understood and agreed that the Sciences Shareholders have furnished or will furnish to Commodore and CXI-ASI Acquisition Corp. prior to Closing, copies of all position statements, documents, reports or correspondence with any federal, state or local governmental department, agency, commission or any other branch or arm of government or any non-government third party (other than privileged communications to legal counsel) concerning or related to the operation of the business, plant or facilities of Sciences in regard to compliance with such Environmental Laws.

                  B. Without in any way intending to limit the foregoing, Sciences and its Subsidiaries have complied with each, and is not in violation of, any federal, state or local law, regulation, permit provision or ordinance, relating to the generation, storage, transportation, treatment or disposal of solid wastes and hazardous wastes; Sciences and its Subsidiaries have obtained and adhered to all necessary permits and other approvals necessary to treat, store, dispose and otherwise handle hazardous wastes and have reported, to the extent required by federal, state and local law, all past and present sites owned, operated and used by Sciences and any subsidiary where hazardous wastes have been treated, stored or disposed; except as set forth in Schedule 3.17, there are no on-site, or off-site locations to which Sciences or any Subsidiary have transported hazardous wastes or arranged for the transportation of hazardous wastes, which site is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Sciences or any Subsidiary, or Commodore or CXI-ASI Acquisition Corp. for clean-up costs, remedial work, damages to natural resources, or for personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A.
Section 9601 et seq.

         1.18 Governmental Authorizations and Regulations. Schedule 3.18 lists all licenses, franchises, permits and other governmental authorizations held by Advanced Sciences which are necessary to operate and to conduct its businesses. Such licenses, franchises, permits and other governmental authorizations are valid, and Sciences has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.

         1.19 Compliance with Laws. Except as set forth on Schedule 3.17 or 3.19, there does not exist any basis for any claim of default under or violation of any federal, state, local or foreign statute, law, ordinance, regulation, rule, permit, judgment, order or decree that would have a materially adverse impact upon Sciences or any subsidiary and their respective properties, assets, operation and/or businesses.

         1.20 Patents and Trademarks. Set forth in Schedule 3.20 is a complete list of all patents, patent applications, trademarks or trademark applications owned by Sciences or any Subsidiary or licensed to Sciences or any subsidiary. Sciences and its Subsidiaries own, free and clear of all liens and encumbrances all right, title and interest in and to and possesses adequate license or other rights to use all patents, trademarks, trade names, copyrights, inventions, formulae, methods and processes presently utilized by it in the conduct of its businesses generally, and the same are valid and in good standing and are adequate and sufficient to permit Sciences and its Subsidiaries to conduct their businesses as now operated, and no other rights of any kind enumerated are utilized or required by Sciences or any Subsidiary in its operations. The Sciences Shareholders have no knowledge of the invalidity or conflict of any of the same with the asserted rights of others. No claim is pending nor, to the knowledge of the Sciences Shareholders are threatened or has been made within the past five (5) years, to the effect that, nor does Sciences or any Subsidiary have any knowledge that, operation by Sciences or any Subsidiary of their businesses or the manufacture or sale of any of its products or services or any formulae, method or process, part or material it employs, infringes in any way upon any rights of the type enumerated above owned by others. No claims are pending nor, to the knowledge of the Sciences Shareholders are threatened or have been made within the past five (5) years for interference, opposition, re-examination or cancellation of the patents described on Schedule 3.20 hereto. The execution and delivery of this Agreement will not alter or impair the rights in or the validity to the intellectual property described on Schedule 3.20 hereto. To the knowledge of the Sciences Shareholders, intellectual property described on Schedule 3.20 does not infringe on or misapply any intellectual property agreements pertaining to such intellectual property. To the knowledge of the Sciences Shareholders, no other party has been infringing on or misapplying the intellectual property described on Schedule 3.20 hereto.

         1.21 Labor Relations. Schedule 3.21 attached hereto lists all collective bargaining agreements to which either Sciences or any Subsidiary is a party, copies of which have previously been delivered by to Commodore and CXI-ASI Acquisition Corp.. As used in this Section 3.21, "collective bargaining agreements" includes written basic agreements between a labor organization and either Sciences or any Subsidiary, including all material amendments thereto. Except as described in Section 3.21, (A) neither Sciences nor any Subsidiary is a party to any collective bargaining agreement; (B) neither Sciences nor any Subsidiary has been notified by written charge, complaint, citation or claim that it is in violation of applicable federal, state or local laws concerning the safety and health of employees, discrimination in employment or employment practices, the payment of wages, hours of work or terms and conditions of employment, or the commission of unfair labor practices which violations individually or in the aggregate would have a substantial likelihood of materially adversely affecting the business of Sciences or its Subsidiaries taken as a whole; (C) there is no labor strike, or other work stoppage of employees of Sciences or its Subsidiaries currently in effect and to the best knowledge of Sciences or any Subsidiary none threatened except as may occur at the expiration of existing collective bargaining agreements; (D) there is no slowdown which has a substantial likelihood of materially adversely affecting the business of Sciences and its Subsidiaries taken as a whole; (E) to the knowledge of the Sciences Shareholders, no question concerning representation (as such term is used in the context of proceedings before the National Labor Relations Board) exists respecting the employees of Sciences or any Subsidiary;
(F) no grievances nor any arbitration proceeding arising out of or under any collective bargaining agreement of Sciences or its Subsidiaries is pending nor, to the knowledge of the Sciences Shareholders, threatened; (G) neither Sciences nor its Subsidiaries have in the past three years experienced a work stoppage by their employees which work stoppage caused a significant interruption of normal operations.

         1.22 Taxes, Tax Returns and Audits. The Sciences Shareholders have timely filed, or caused to be timely filed, all federal, state and local tax returns (including, without limitation, payroll tax returns) as to the operations of Sciences or any Subsidiary which are required by law to be filed and all such tax returns are complete and accurate in all material respects in accordance with all legal requirements applicable thereto insofar as they relate to the operations of Sciences or any Subsidiary. Except as set forth on Schedule
3.22 attached hereto, the Sciences Shareholders have paid (or caused to be paid) all taxes which have become due pursuant to said tax returns, or pursuant to any assessment. True and correct copies of the Federal income tax returns and state and local income tax returns filed by Sciences for its fiscal years ending September 30, 1990 through 1995, have been delivered to Buyer. Except as set forth on Schedule 3.22 attached hereto, there are no present disputes, claims or threatened claims for taxes of any nature payable by Sciences or any Subsidiary. Except as forth in Schedule 3.22 attached hereto, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return (whether federal, state or local) for or including Sciences for any period.

         1.23 Tax Liability. Except as set forth on Schedule 3.22, the amount recorded on Sciences' Financial Statements for Sciences and its Subsidiaries as a current liability for taxes is sufficient for the payment of all unpaid federal, state and local taxes (including, without limitation, payroll taxes) payable by Sciences and all interest and penalties in respect thereof, accrued or applicable (whether or not now asserted or determined) for the period ended September 30, 1996 and all years and periods prior thereto.

         1.24 Brokers. No finder, broker, agent or similar intermediary has acted for or on behalf of Sciences or any Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no finder, broker, agent or similar intermediary is entitled to any finder's, broker's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Sciences Shareholders or any action taken by Sciences or any Subsidiary or the Sciences Shareholders.

         1.25 Equipment and Machinery. Schedule 3.25 sets forth a true and complete list of all equipment and machinery owned by Sciences on the date thereof showing the acquired cost, depreciation life and depreciated book value of each such piece of equipment or machinery. Commodore and CXI-ASI Acquisition Corp. acknowledge that all equipment and machinery owned by Sciences is "used", "where is, as is". Commodore and CXI-ASI Acquisition Corp. further acknowledge that except for the warranty of title set forth in this Agreement, the Sciences Shareholders have not made and do not make any warranty or representation, direct or indirect, express or implied, of any kind whatsoever with respect to the equipment and machinery, including but not limited to: (A) their fitness, suitability, design or condition; (B) their merchantability or their fitness for any particular purpose; (C) the quality, durability, size or capacity of the equipment and machinery or the materials or workmanship therein; (D) any latent defects therein; (E) any patent infringement; and (F) their compliance with any requirements of any law, rule, specification or contract pertaining thereto. Sciences has not received any notice that any equipment or machinery is in violation of any existing law or any occupational, health, safety or other ordinance, code or regulation or is in need of substantial repair to operate except as set forth in Schedule 3.25.

         1.26 Employee Benefits Plans.

                  A. Schedule 3.26 attached hereto contains an accurate and complete list of, and sets forth the amount of employer contributions paid (or payable in respect to pension plans) for employees or terminated employees of Sciences and any Subsidiary for the fiscal year ending September 30, 1995 pursuant to each bonus, deferred compensation, incentive compensation, severance or termination pay agreement, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, S.U.B. agreements, profit sharing or retirement plan or arrangement, and each other employee benefit plan or arrangement, maintained or contributed to by Sciences and any Subsidiary for the benefit of any employee or terminated employee of Sciences and its Subsidiaries for which Sciences or its Subsidiaries will be responsible in whole or in part after the Closing Date (the "Plans" or, if singular, "Plan"). The Sciences Shareholders have heretofore made available to Commodore and CXI-ASI Acquisition Corp. true and correct copies of all Internal Revenue Service Forms 5500, including Schedule B and plan audit, actuarial evaluations and relevant actuarial studies for the past five (5) year relevant to such Plans. Neither Sciences nor its Subsidiaries have any formal plan or commitment, whether legally binding or not, to create any additional Plan or arrangement or modify or change any existing Plan, which would affect any employee or terminated employee of Sciences or its Subsidiaries except as accurately and completely described in Schedule 3.26. Neither Sciences nor its Subsidiaries have made any modifications or changes to any existing Plan since September 30, 1995, other than as described on Schedule 3.26. The 1995 Sciences Financial Statements substantially reflect in the aggregate an accrual of all amounts of employer contributions accrued but unpaid under the Plans as of September 30, 1995.

                  B. Schedule 3.26 sets forth a true and complete list of each of the Plans which is an "employee pension benefit plan", as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") (such plans are hereinafter referred to collectively as the "ERISA Plans").

                  C.       Except as set forth in Schedule 3.26:

                           (i) none of the ERISA Plans is a "multiemployer plan"
as that term is defined in Section 3(37) of ERISA;

                           (ii) to the knowledge of the Sciences Shareholders,
neither Sciences nor any Subsidiary, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Advanced Sciences or its Subsidiaries, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust, could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code;

                           (iii) the Pension Benefit Guaranty Corporation has
not instituted proceedings to terminate any of the ERISA Plans;

                           (iv) Schedule 3.26 sets forth a list of all notices
of reportable events (within the meaning of Section 4043(b) of ERISA) filed with the Pension Benefit Guaranty Corporation (which reflects all reportable events occurring since the effective date of ERISA) and a list of all of the Plans to which Title IV of ERISA applies which have terminated or have otherwise ceased benefit accrual since September 1, 1974, and which have not received a "Notice of Sufficiency" from the Pension Benefit Guaranty Corporation, with a description of the actions, if any, taken by the Pension Benefit Guaranty Corporation with respect thereto;

                           (v) to the knowledge of the Sciences Shareholders, no
event has occurred, and there exists no condition or set of circumstances as of the date of this Agreement, which presents a material risk as of such date of the termination of any of the ERISA Plans (other than the terminations reflected in the aforementioned lists) which could result in any material liability on the part of Sciences or its Subsidiaries, to the Pension Benefit Guaranty Corporation, and the occurrence of the reportable events and terminations reflected in such lists will not materially and adversely affect the business, prospects, operations, properties or the condition (financial or otherwise) of Sciences or its Subsidiaries taken as a whole;

                           (vi) full payment has been made, or will be made in
accordance with Section 404(a)(6) of the Code, of all amounts which Sciences or its Subsidiaries are required to pay under the terms of each of the ERISA Plans as a contribution to the ERISA Plans as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement, and none of the ERISA Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement;

                           (vii) the current value of all accrued benefits under
each of the ERISA Plans which is subject to Title IV of ERISA, did not, as of December 31, 1984 and will not, as of December 31, 1985, exceed the then current value of the assets of such plan allocable to such accrued benefits, based upon actuarial assumptions utilized for such Plan;

                           (viii) to the knowledge of the Sciences Shareholders,
each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA;

                           (ix) each of the ERISA Plans which is intended to be
"qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to the knowledge of the Sciences Shareholders, nothing has occurred which would adversely affect the qualified status of any of such ERISA Plans;

                           (x) with respect to those ERISA Plans which are
"multiemployer plans," covering employees of Sciences or its Subsidiaries which are immediately prior to the date hereof members of its controlled group of corporations (as defined under the Code) (A) neither Sciences any of its Subsidiaries have since December 31, 1984, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, nor to the knowledge of the Sciences Shareholders has any event occurred which presents a material risk as of such date as a "partial withdrawal" under Section 4205(a)(1) of ERISA; (B) the aggregate withdrawal liability of Sciences and its Subsidiaries under all ERISA Plans which are multiemployer plans, computed as if a "complete withdrawal" by Sciences or its Subsidiary had occurred under each such plan as of the date hereof, would not exceed $50,000 and (C) neither Sciences nor its Subsidiaries have received notice to the effect that any such plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA); and

                           (xi) there are no material pending or, to the
knowledge of the Sciences Shareholders, threatened claims by or on behalf of any Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         1.27 Insurance. Schedule 3.27 identifies all policies or binders of fire, liability, workmen's compensation, vehicular or other insurance held by or on behalf of Sciences. Such policies and binders are in full force and effect. Sciences is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Other than claims which are described in Schedule 3.27, there are no outstanding unpaid claims under any such policy or binder. Sciences has not received any notice of cancellation or non-renewal of any such policy or binder and there is no grounds for reduction of coverage provided thereby.

         1.28 Bank Accounts, Offices and Employees. Schedule 3.28 attached hereto contains: (A) a list of all banks (with account numbers) in which Sciences or any Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (B) the names of all incumbent directors or officers of Sciences or any Subsidiary; (C) the names and locations of all employees, together with, for salaried employees only, each of their current salaries; and (D) the names of all persons holding powers of attorney from Sciences and a summary statement of the terms thereof.

         1.29 Certain Transactions. Except for the transactions contemplated by this Agreement and as set forth in Section 3.29, there is no transaction, and no transaction is now proposed, to which Sciences or its Subsidiaries was or is to be a party and in which any director or officer of Sciences or its Subsidiaries or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of Sciences or its Subsidiaries or any associate (as defined in 17 C.F.R. ss. 240.14(a)-1a) of any such person had or has a direct or indirect material interest.

         1.30 Foreign Corrupt Practices Act. Neither Sciences nor any of its Subsidiaries nor any director, officer, agent, employee or other person associated with or acting on behalf of Sciences or any Subsidiary has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

         1.31 Accounting Practices. Sciences and each Subsidiary makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed with management's authorization, (B) transactions are recorded as necessary to permit preparation of Sciences's financial statements and to maintain accountability for the assets of Sciences and each subsidiary permitted only in accordance with management authorization, and (C) the accounting methods used for purposes of financial accounting and reporting by Sciences and each subsidiary for all periods up to and including the taxable period in which the Closing Date occurs, have been and will be in accordance with Generally Accepted Accounting Principles consistently applied.

         1.32 Disclosure. No representation, warranty or covenant by the Sciences Shareholders in this Agreement nor any Schedule, statement, list or certificate furnished or to be furnished to Commodore and CXI-ASI Acquisition Corp. pursuant thereto, or in connection with the transactions contemplated hereby, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         1.33 Trust Authority. Each Trustee of a Trust which is a Sciences Shareholder has the full power and authority, under New Mexico law and the applicable Trust Agreement, to make, execute and deliver this Agreement and to bind the Trust to the terms of this Agreement and all schedules, or exhibits annexed hereto or delivered to consummate the Closing.

         1.34 Closing. At Closing, all of the representations and warranties contained herein will be true and accurate.

2.   REPRESENTATIONS AND WARRANTIES OF COMMODORE AND CXI-ASI ACQUISITION CORP.

         Each of Commodore and CXI-ASI Acquisition Corp., as applicable, represents and warrants to the Sciences Shareholders as follows:

         2.1 Corporate Organization, Standing. Commodore is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and CXI-ASI Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2.2 Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by Commodore and CXI-ASI Acquisition Corp. and, subject to the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Commodore and CXI-ASI Acquisition Corp.. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereto and the fulfillment and compliance with the terms and conditions hereof do not and will not after the giving or notice, or the lapse of time, or otherwise: (A) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to Commodore and CXI-ASI Acquisition Corp., or (B) conflict with any of the provisions of the Certificate of Incorporation or By-Laws of Commodore and CXI-ASI Acquisition Corp., or (C) conflict with, result in a breach of or constitute a default under any agreement or instrument to which Commodore and CXI-ASI Acquisition Corp. is a party or by which it is bound.

         2.3 Brokers. No finder, broker, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no finder, broker, agent or similar intermediary is entitled to any finder's, broker's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Commodore and CXI-ASI Acquisition Corp. or any action taken by Commodore and CXI-ASI Acquisition Corp.

         2.4 Authorization for Commodore Common Stock. Except as set forth in
Section 7.8, Commodore has taken all necessary action to permit it to issue the number of shares of Commodore Common Stock required to be issued pursuant to the terms of this Agreement. The shares of Commodore Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and will not be in violation of preemptive rights. The Commodore Common Stock issuable pursuant to this Agreement will, when issued, be listed on the AMEX.

         2.5 SEC Documents. The Prospectus dated June 28, 1996 and related documents filed by Commodore with the Securities and Exchange Commission, copies of which have been delivered to the Sciences Shareholders (the "SEC Documents"), complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Commodore included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Commodore and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information, for normal year-end adjustments).

         2.6 Tax Representations. Commodore, in order to assist Sciences in achieving a tax- free reorganization under Section 368(a) of the Code, hereby represents to and covenants with the Sciences Shareholders that:

                  A. Commodore has no present plan or present intention to cause Science, after the Merger, to issue any additional shares of Sciences' stock that would result in Commodore not being in control of Sciences within the meaning of Section 368(c) of the Code;

                  B. Commodore has no present plan or present intention to liquidate Sciences, to merge Sciences into another corporation, to cause Sciences to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the stock acquired from Sciences Shareholders in the transaction, except for transfers described in Section 368(a)(2)(C) of the Code;

                  C. Commodore has no present plan or present intention to reacquire any of the Commodore Common Stock issued in connection with the Merger;

                  D. The liabilities of CXI-ASI Acquisition Corp. assumed by Sciences pursuant to the Merger and the liabilities to which the transferred assets of CXI-ASI Acquisition Corp. are subject were incurred by CXI-ASI Acquisition Corp. in the ordinary course of its business;

                  E. Following the Merger, Commodore presently plans and intends to cause Sciences to continue its historic business or use a significant portion of its historic business assets in a business; and

                  F. In all reports, returns, statements and other filings with tax authorities, Commodore will and will cause Sciences to report the Merger as a reorganization described in Section 368(a) of the Code and will not take any position inconsistent with such treatment.

                  G. The Shares of Commodore Common Stock to be issued to the Sciences Shareholders in connection with the Merger will be voting common stock.

                  G. COVENANTS OF THE SCIENCES SHAREHOLDERS.

         The Sciences Shareholders covenant and agree with Commodore and CXI-ASI Acquisition Corp. that they will perform, or will cause Sciences and its Subsidiaries to perform, the following covenants between the date hereof and the Closing Date (which covenants shall survive the Closing);

                  2.7 Access to Information and Corporate Records. The Sciences Shareholders shall cause Sciences and its Subsidiaries to provide Commodore and CXI-ASI Acquisition Corp., and their counsel, accountants and other representatives full access during normal business hours to all of the properties, books, accounts, records, contracts and documents of and relating to Sciences. The Sciences Shareholders shall cause Sciences and its Subsidiaries to furnish to Commodore and CXI-ASI Acquisition Corp. and their counsel, accountants and representatives all documents and other information concerning the business, finances and properties of Sciences and each Subsidiary which Commodore and CXI-ASI Acquisition Corp. may reasonably request from time to time and hereby authorizes and directs the accountants and auditors of Sciences and each Subsidiary to make available to Commodore and CXI-ASI Acquisition Corp. and their representatives all financial information concerning Sciences and each Subsidiary which is in its possession, including their work papers. Nothing contained in this Section 5.1 shall in any way affect the survival of the representations and warranties of the Sciences Shareholders as is hereinafter provided.

         2.8 Corporate Matters. The Sciences Shareholders shall not permit Sciences or any ubsidiary to:

                  A. Amend its Certificate of Incorporation or By-Laws;

                  B. Issue any additional shares of its capital stock;

                  C. Issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments for the issuance of transfer of shares of its capital stock;

                  D. Enter into any merger, consolidation, reorganization or recapitalization or reclassification or its stock other than as necessary to perform this Agreement;

                  E. Declare or pay any dividend on or make any distribution in respect of its capital stock;

                  F. Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or

                  G. Agree to do any of the foregoing acts.

         2.9 Conduct of Business. Between the date of this Agreement and the Closing Date, except as otherwise permitted by the prior written consent of Commodore and CXI-ASI Acquisition Corp., which will not be unreasonably withheld or delayed, the Sciences Shareholders agree that:

                  A. Sciences and its Subsidiaries will conduct their respective business and operations only in the ordinary course, will maintain all of their properties and assets in a manner consistent with prior practice and will perform all material obligations under all agreements binding upon them;

                  B. Neither Sciences nor any of its Subsidiaries will become a party to any agreement which, if it existed on the date hereof, would be required to be listed in Schedule 3.15 hereto;

                  C. Neither Sciences nor any of its Subsidiaries will do any of the acts listed in Section 3.9 hereof;

                  D. Sciences and its Subsidiaries will continue to effect the policies of insurance referred to in Section 3.27 hereof;

                  E. Neither Sciences nor any of its Subsidiaries will enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to it or its properties or business and involving a payment of commitment by it exceeding, in the aggregate, $10,000;

                  F. Neither Sciences nor any of its Subsidiaries will borrow any money or incur or guarantee any debt for borrowed money except in the ordinary course of business;

                  G. Neither Sciences nor any of its Subsidiaries will lend any money or otherwise pledge the credit of either Advanced Sciences or its Subsidiaries except in the ordinary course of business; and

                  H. Neither Sciences nor any of its Subsidiaries will knowingly fail in any material respect to comply with any laws, ordinances, regulations or governmental restrictions applicable to either Sciences or any of its Subsidiaries.

         2.10 Business Organization. The Sciences Shareholders shall cause Sciences and its Subsidiaries to use their best efforts, without making any commitments on behalf of Commodore and CXI-ASI Acquisition Corp., to preserve its respective business organization intact, to keep available to Sciences and its Subsidiaries the services of their present officers and employees and to preserve and maintain its present relationships with suppliers, customers, lessors and others having business relationships with them.

3. CONDITIONS TO CLOSING - COMMODORE AND CXI-ASI ACQUISITION CORP.

         3.1 Representations and Warranties of the Sciences Shareholders. The representations and warranties (whether or not so captioned) of the Sciences Shareholders made in this Agreement or in any schedule, document or certificate delivered to Commodore and CXI-ASI Acquisition Corp. pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         3.2 Covenants of the Sciences Shareholders and Sciences. The Sciences Shareholders, Sciences and each of its Subsidiaries shall each have fully performed and complied with all material covenants, terms and agreements (whether or not so captioned) to be performed and complied with by them or it on or before the Closing Date.

         3.3 Good Standing. The Sciences Shareholders shall have delivered to Commodore and CXI-ASI Acquisition Corp. a good standing certificate (or the equivalent in any foreign country) as to Sciences and each of its Subsidiaries issued by the Secretary of State (or the equivalent in any foreign jurisdiction), of any jurisdiction under which they are organized, dated as of a date within thirty (30) days of the Closing Date.

         3.4 Proceedings and Instruments Satisfactory. All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be satisfactory in form and substance to Commodore and CXI-ASI Acquisition Corp. and their counsel.

         3.5 Opinion of Sciences Shareholders' Counsel. Commodore and CXI-ASI Acquisition Corp. shall have received an opinion of counsel for the Sciences Shareholders dated the Closing Date in form acceptable to Commodore and CXI-ASI Acquisition Corp.

         3.6 Access to Corporate Records, etc. Commodore and CXI-ASI Acquisition Corp. and their counsel, auditors and other representatives shall have had subject to free access to the corporate and financial records, title deeds and other documents of Sciences and each of its Subsidiaries, and to the working papers of the auditors of Sciences and each of its Subsidiaries used in the preparation of the Financial Statements and the Forecast described in Section 3.7, or any other financial statements or forecasts, and shall have obtained such information and assistance from the officers, directors and employees of Sciences, and its Subsidiaries and from their auditors in connection with its investigations as Commodore and CXI-ASI Acquisition Corp. or their counsel, auditors or other representatives shall have reasonably requested.

         3.7 No Adverse Change. No material adverse change shall have occurred in the assets, liabilities, business, operations, properties, prospects or condition (financial or otherwise) of Sciences and its Subsidiaries including, but not limited to, the following:

                  A. Any material change on the financial statements of Sciences between May 31, 1996 and the Closing.

                  B. Any material loss of customers;

                  C. Any material loss of key employees; and

                  D. Any material loss of other personnel including engineers and research personnel.

         3.8 Absence of Litigation. No action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, shall have been instituted or threatened against Sciences or any of its Subsidiaries or shall have become reasonably possible of assertion against Sciences or its Subsidiaries before or by any court, administrative agency or body or governmental authority or any arbitration panel which in the sole discretion of Commodore and CXI-ASI Acquisition Corp. renders it inadvisable to proceed with the consummation of transactions contemplated by this Agreement.

         3.9 Corporate Resolutions. The Sciences Shareholders shall have delivered to Commodore and CXI-ASI Acquisition Corp. fully executed resolutions of the Sciences Shareholders and directors of Sciences, in proper form under the laws of their respective jurisdictions, authorizing the execution and delivery of this Agreement, the closing, and all things reasonably incident thereto.

         3.10 Inter Sese Release. Sciences, each of the Sciences Shareholders, ASE and each of the ASE Shareholders, shall have made, executed and delivered to each other a mutual release of all their respective claims, demands, suits, causes of actions, damages and losses whatsoever, including those arising under the Sciences Letter of Intent or any preceding or subsequent oral or written agreements.

         3.11 Romero Employment. Ed L. Romero shall have entered into an employment agreement with Sciences and/or Commodore substantially in the form attached hereto as Exhibit 6.11.

         3.12 Format Financial Statements. At or before Closing, Sciences shall have prepared and delivered to Commodore and CXI-ASI Acquisition Corp. audited financial statements for the three-year period ended September 30, 1995, in a form and substance which conforms to Securities and Exchange Commission Regulation S-X.

         3.13 Conditions to ASE Merger Agreement. Each of the conditions to the ASE Merger Agreement shall have occurred prior to or on the Closing Date.

         3.14 Escrow Agreement. Each of the Sciences Shareholders, the ASE Shareholders and Commodore shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit 6.14.

         3.15 Consent. Any person or governmental authority whose consent is necessary to consummate the merger, including, without limitation, the consent of Nations Bank, shall have been obtained in a form and substance satisfactory to Commodore and CXI-ASI Acquisition Corp. prior to or on the Closing Date.

         3.16 Resignations. The Sciences Shareholders shall have delivered to Commodore and CXI-ASI Acquisition Corp. the written resignation of all of the officers and members of the Board of Directors of Sciences and each of its Subsidiaries except with respect to those whose continuing services Commodore and CXI-ASI Acquisition Corp. has expressly agreed prior to Closing.

         3.17 Financing. Nations Bank, or another lender acceptable to Commodore and CXIASI Acquisition Corp. shall have entered into credit facility and loan agreement with Sciences for accounts receivables financing and amortization of both short and long term debt which, in form and substance, are acceptable to Commodore and CXI-ASI Acquisition Corp.

         3.18 Revisions. Any Schedule to this Merger Agreement revised or supplemented by the Sciences Shareholders between the date hereof and Closing pursuant to Section 11.13 hereof shall not reflect or indicate any material adverse change in the assets, liabilities, business operations, properties, prospects or conditions, (financial or otherwise) of Sciences or any of its Subsidiaries.

         3.19 Commodore's and CXI-ASI Acquisition Corp.'s Merger Consideration. The Sciences Shareholders shall have delivered to Commodore and CXI-ASI Acquisition Corp. certificates representing all 236,300 shares of outstanding Sciences Common Stock.

         6.20 B.H. Capital Limited. At or before Closing, the Sciences Shareholders shall have delivered to Commodore a statement from B.H. Capital Limited, in form and substance satisfactory to Commodore acknowledging that: (i) the Corporate Finance Consulting Agreement dated January 26, 1996 between Sciences and B.H. Capital Limited ("BHCL") has been terminated; (ii) other than fees for accrued and unpaid hourly billing and expenses, which do not and will not exceed $10,000, BHCL is not owed will not claim to be owed any fees for hourly billing or expenses or, unless ASI's and Commodore's Board of Directors, in their sole discretion, approve a credit facility with Coast Business Credit substantially in the form as the Coast Business Credit proposal dated August 28, 1996, fees for originating, finding, brokering or otherwise procuring any type of financing or credit for Sciences.

         6.21 Coast Business Credit Waiver. At or before Closing, the Sciences Shareholders shall have delivered to Commodore a statement from Coast Business Credit, in a form and substance satisfactory to Commodore, acknowledging that Sciences has no contractual obligations with Coast Business Credit.

         3.20 CONDITIONS OF CLOSING - THE SCIENCES SHAREHOLDERS.

         3.21 Representations and Warranties of Commodore and CXI-ASI Acquisition Corp.. The representations and warranties (whether or not so captioned) of Commodore and CXI-ASI Acquisition Corp. made in this Agreement or made by Commodore and CXI-ASI Acquisition Corp. in any document or certificate delivered to the Sciences Shareholders pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         3.22 Covenants of Commodore and CXI-ASI Acquisition Corp.. Commodore and CXI-ASI Acquisition Corp. shall have fully performed and complied with all material covenants, terms and agreements (whether or not so captioned) to be performed and complied with by them or it on or before the Closing Date.

         3.23 Corporate Resolutions. Commodore and CXI-ASI Acquisition Corp. shall have delivered to the Sciences Shareholders fully executed resolutions of its shareholders and its directors, in proper form under the laws of its jurisdiction, authorizing the execution and delivery of this Agreement, the Closing, and all things reasonably incident thereto.

         3.24 Romero Employment. Ed L. Romero shall here entered into an employment agreement with Sciences and/or Commodore substantially in the form attached hereto as Exhibit 6.11.

         3.25 Non-Taxable Event. The Merger shall, in the opinion of the Sciences Shareholders, qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986.

         3.26 Release of Personal Guaranties. Any personal guaranties of any individual Sciences Shareholder with respect to credit extended to Sciences or any Subsidiary shall be or shall have been released at or immediately before Closing.

         3.27 Opinion of Counsel. The Sciences Shareholder shall have received an opinion of counsel to Commodore and CXI-ASI Acquisition Corp. in form acceptable to the Sciences Shareholders.

         3.28 AMEX Listing. The Commodore Common Stock issued pursuant to this Agreement shall have been listed on the AMEX subject to official notice of issuance.

         3.29 Material Adverse Effect. Except as disclosed by the SEC Documents, there shall not have been any material adverse change in the business, assets, financial condition or prospects of Commodore and its subsidiaries, taken as a whole.

         3.30 Registration Rights Agreement. The Sciences Shareholders and Commodore shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit 7.10.

         3.31 Sciences Merger Consideration. Commodore shall have delivered to the Sciences Shareholders certificates representing the Sciences Merger Consideration in the amounts and to the individual Sciences Shareholders described on Schedule 7.11 attached hereto.

                        (i) TERMINATION PRIOR TO CLOSING.

         3.32 Termination. This Agreement may be terminated at any time prior to the Closing:

                  A. By the mutual written consent of the parties hereto; or

                  B. By any of the parties hereto in writing if the Merger shall not have been consummated on or before September 30, 1996, unless the failure to consummate the Merger is the result of a default by the party (with Commodore and CXI-ASI Acquisition Corp. collectively being deemed a party and the Sciences Shareholders being deemed a party) seeking to terminate this Agreement; or

                  C. By Commodore in writing if the Sciences Shareholders shall have breached this Agreement in any material respect; or

                  D. By the Sciences Shareholders in writing if Commodore or CXI-ASI Acquisition Corp. shall have breached this Agreement in any material respect; or

                  E. By any of the parties hereto in writing if any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger or shall have authorized the filing or taking of any action seeking to enjoin, restrain or otherwise prohibit the consummation of the Merger.

         3.33 Effect on Obligations. Termination of this Agreement pursuant to this Article 8 shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to clauses (C) or (D) of Section
8.1 shall not relieve any breaching party from any liability to the other parties hereto.

         3.34 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         3.35 Commodore's Reliance.

                  A. The parties agree that, notwithstanding any right of Commodore to fully investigate the affairs of Sciences or any Subsidiary, or matters relating to this Agreement, and notwithstanding any knowledge of facts determined or determinable by Commodore pursuant to such investigation or right of investigation, Commodore has the right to rely fully upon the representations and warranties of the Sciences Shareholders, Sciences and any of its Subsidiaries, and on the accuracy of any document, certificate or schedule annexed hereto or delivered to Commodore pursuant hereto. Except as otherwise hereinafter set forth, all such representations and warranties of the Sciences Shareholders, Sciences and any of its Subsidiaries, or their respective agents, servants, employees or representatives contained in this Agreement or in any document, certificate or schedule annexed hereto or delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months from the Closing Date.

                  B. Notwithstanding anything contained herein to the contrary:

                           (i) the representations and warranties (whether or
not so captioned) made by Sciences Shareholders in Section 3.2 hereof, shall survive in perpetuity.

                           (ii) the representations and warranties (whether or
not so captioned) made by the Sciences Shareholders in Section 3.22 and 3.23 shall survive until expiration (including any extensions or waivers thereof) of the applicable Internal Revenue Code, and any corresponding state or foreign tax laws, statute of limitations for failure to properly report income and expenses and to file income or other tax returns for the fiscal years ending 1992, 1993, 1994, and 1995.

                           (iii) the Sciences Shareholders' liability arising
under any representation or warranty contained herein (whether or not so captioned) which representation or warranty is alleged or proven to be fraudulently made shall survive for a period of time coincidental with any applicable federal or state statute of limitation for claims based on intentional misrepresentation, fraud, securities fraud or similar federal or state law in connection with this Agreement.

         3.36 The Sciences Shareholders' Reliance.

         A. The parties agree that, notwithstanding any right of the Sciences Shareholders to fully investigate the affairs of Commodore and CXI-ASI Acquisition Corp., and notwithstanding any knowledge of facts determined or determinable by the Sciences Shareholders pursuant to such investigation or right of investigation, the Sciences Shareholders have the right to rely fully upon the representations and warranties of Commodore and CXI-ASI Acquisition Corp. and their agents, servants, employees and representatives, and on the accuracy of any document, certificate or schedule annexed hereto or delivered to the Sciences Shareholders pursuant hereto. All such representations and warranties of Commodore and CXI-ASI Acquisition Corp., their agents, servants, employees and representatives, contained in this Agreement or in any document, certificate or schedule annexed hereto or delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months from the Closing Date.

         B. Commodore's liability arising under any representation or warranty contained herein (whether or not so captioned) which representation or warranty is alleged or proven to be fraudulently made shall survive for a period of time coincidental with any applicable federal or state statute of limitation for claims based on intentional misrepresentation, fraud, securities fraud or similar federal or state law in connection with this Agreement.

                                INDEMNIFICATION.

         3.37 Obligation of the Sciences Shareholders to Indemnify. Subject to limitations set forth in Section 10.5 and provided that Commodore is not in default of its obligations under this Agreement, the Sciences Shareholders shall indemnify, defend and hold harmless Commodore, Sciences and their successors and assigns, from and against any and all losses, liabilities, damages or deficiencies (including interest, penalties and reasonable attorneys' fees, but not including the use by Sciences of its net operating loss carry forward or its deferred tax asset to offset income resulting from any IRS tax audit) arising out of or due to any breach of any of the representations, warranties, covenants or undertakings of the Sciences Shareholders contained in this Agreement (whether or not so captioned) or in any document, certificate or schedule annexed hereto or delivered to Commodore pursuant to this Agreement.

         3.38 Obligation of Commodore to Indemnify. Subject to limitations set forth in Section 10.5 and provided that the Sciences Shareholders are not in default of their obligations under this Agreement, Commodore shall indemnify, defend and hold harmless the Sciences Shareholders from and against any and all losses, liabilities, damages or deficiencies (including interest, penalties and reasonable attorneys' fees) arising out of or due to a breach of any of the representations, warranties, covenants or undertakings of Commodore or CXI-ASI Acquisition Corp. contained in this Agreement (whether or not so captioned) or in any document, certificate or schedule annexed hereto or delivered to the Sciences Shareholders pursuant to this Agreement.

         3.39 Procedure. All claims for indemnification of payment under this
Article 10 shall be asserted and resolved as follows:

                  A. An indemnitee shall promptly give the indemnitor notice of any matter which an indemnitee has determined has given or is likely to give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide prompt notice shall not affect the right of the indemnitee to indemnification except to the extent such failure shall have resulted in liability to the indemnitor that could have been actually avoided had such notice been provided within such required time period; provided that no notice of claim shall be enforceable hereunder if it is not received by the indemnitor prior to the expiration of the survival period set forth in Article 9 hereof.

                  B. The obligations and liabilities of an indemnitor under this
Article 10 with respect to losses arising from claims of any third party that are subject to the indemnification provided for in this Article 10 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an indemnitee shall receive notice of any third party claim, the indemnitee shall give the indemnitor prompt notice of such third party claim and the indemnitor may, at its option, assume and control the defense of such third party claim at the indemnitor's expense and through counsel of the indemnitor's choice reasonably acceptable to indemnitee. In the event the indemnitor assumes the defense against any such third party claim as provided above, the indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the indemnitor in such defense and will attempt to make available on a reasonable basis to the indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is easonably r defense against any such third party claim, the indemnitor shall cooperate with the indemnitee (and be entitled to participate at is own cost) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnitee. The indemnitor understands that if such third party claim results in an obligation to indemnify hereunder, damages shall include all reasonable costs and expenses of such defense. Except for the settlement of a third party claim that involves payment of money only and for which the indemnitee is totally indemnified by the indemnitor, no third party claim may be settled without the written consent of the indemnitee, which consent shall not be unreasonably withheld.

                  C. If the indemnitor shall object to a claim for indemnity hereunder, a written notice of such objection setting forth in reasonable detail the basis for such objection shall be promptly provided to the indemnitee (which notice of objection as to any third party claim may in effect be a "reservation of rights" notice neither admitting nor denying an obligation to indemnify hereunder). The parties shall attempt to resolve any dispute arising from the indemnitor's objection to a claim for indemnity within 30 days of the indemnitor's receipt of such claim, provided that if such dispute cannot be so resolved, the party seeking indemnification may take any action available at law or in equity to resolve such claim and such dispute. If the claim objected to shall thereafter be determined to have been a valid claim, damages shall include interest at the prime rate as quoted from time to time by CitiBank of New York (the "Prime Rate") from the date the claim is first made by the indemnitee until fully paid.

                  D. No claims for indemnification may be made by any of the parties if this Agreement terminates prior to Closing; provided, however, this provision shall not prohibit a party from taking action for any breach of this Agreement.

         3.40 Adjustment of Liability. The amount which an indemnitee shall be entitled to receive from an indemnitor with respect to a loss under this Article 10 shall be net of any insurance recovery by the indemnitee on account of such loss from an unaffiliated party and the indemnitor shall be subrogated to the rights of the indemnitee with respect to any such loss.

         3.41 Limitation on Indemnification.

                  A. There shall be no indemnification recoverable against the Sciences Shareholders under Section 10.1 or against Commodore under Section 10.2 for any misrepresentation or breach of warranty (whether or not so captioned) until the damages suffered by Commodore or Sciences, or by the Sciences Shareholders, as the case may be, as a result thereof shall exceed $100,000 in the aggregated (the "retained liability") and then only for damages in excess of such amount, provided that for indemnification recoverable under Section

9.1(B)(i) and (iii), there shall be no retained liability threshold first barring recovery by Commodore and Sciences.

                  B. Pursuant to Section 10.1 of the ASE Merger Agreement, the ASE Shareholders have agreed, severally and not jointly as against the Sciences Shareholders, to indemnify Commodore for one-half of any damages resulting from any breach by Sciences of the representations and warranties set forth in
Section 3.7-3.23, 3.25-3.31 and 3.34 (as Section 3.34 applies to the foregoing sections) of this Agreement (the "Operations Representations"), and subject to the maximum indemnity set forth in paragraph C below, the Sciences Shareholders shall be liable to Commodore only for the remaining one-half of any damages resulting from a breach by Sciences of any of the Operations Representations.

                  C. Notwithstanding anything to the contrary in this Agreement, the maximum amount of damages that Commodore may recover against the Sciences Shareholders or the Sciences Shareholders may recover against Commodore on account of indemnification for all misrepresentations and breaches of warranties pursuant to Section 10.1 or 10.2, as the case may be, shall be one-half of the value of the Sciences Merger Consideration based on the average of the high and low prices of Commodore Common Stock on the AMEX on the day prior to the Closing Date.

         3.42 Payment.

                  A. Payment of any amounts due pursuant to this Article 10 shall be made within 30 days after notice is sent by the indemnitee or as determined upon resolution of a dispute pursuant to Section 10.3(C) hereof.

                  B. With respect to amounts due from the Sciences Shareholders to Commodore pursuant to Section 10.1 hereof, such indemnification claim may be paid in shares of Commodore Common Stock or cash, at the option of the Sciences Shareholder. If the Sciences Shareholder elects to make such payment in shares of Commodore Common Stock (pursuant to the Escrow Agreement referred to in Section 6.14 or otherwise), the value of such shares for the purpose of determining the number of shares to be delivered to Commodore shall be the greater of (i) the average of the high and low prices of Commodore Common Stock on the AMEX on the Closing Date and (ii) the average of the high and low prices of Commodore Common Stock on the AMEX on the date that Commodore delivers the notice of its indemnity claim to the Sciences Shareholders.

         3.43 Sole and Exclusive Remedy. The indemnification provisions of this
Article 10 are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein or for any matters relating to assets or otherwise related to the transactions contemplated hereby, except in each case with respect to any claim based on fraud in the inducement or a similar theory (including, without limitation, claims based on Rule 10b-5 under the Securities Exchange Act of 1934, as amended), and provided that nothing in this Agreement shall preclude the Sciences Shareholders from seeking any remedy otherwise available to the Sciences Shareholders as a shareholder of Commodore. Notwithstanding the foregoing provisions of this
Section 10.7, in no event shall the terms of

Section 10.1B of the ASE Merger Agreement (several indemnification for Operations Representations) be construed to include an agreement by the ASE Shareholders to indemnify Commodore in respect of any claim by Commodore of fraud in the inducement or any similar theory against Sciences or the Sciences Shareholders.

                                 MISCELLANEOUS.

         3.44 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be duly given if delivered personally or sent by telefax or by registered or certified mail (notices sent by telefax or mailed shall be deemed to have been given on the date received), as follows (or to such other address as any party shall designate by notice in writing to the others in accordance herewith:

         (i)      To Advanced Sciences, Inc.:
                  (Before Closing)

                  Advanced Sciences, Inc.
                  6739 Academy Road NE
                  Albuquerque, NM 87109-3345

                  (After Closing)

                  Advanced Sciences, Inc.
                  150 East 58th Street
                  34th Floor
                  New York, New York 10155

         (ii)     To the Sciences Shareholders:

                  Ed L. Romero
                  c/o Advanced Sciences, Inc.
                  Sciences Shareholder Representative
                  6739 Academy Road NE
                  Albuquerque, NM 87109-3345

         (iii)  To Commodore and CXI-ASI Acquisition Corp.:

                  Commodore Applied Technologies, Inc.
                  150 East 58th Street
                  34th Floor
                  New York, New York 10155

         3.45 Entire Agreement. This Agreement (including the Exhibits and Schedules) contains the entire agreement among the parties with respect to the Merger and related transactions and supersedes all prior arrangements or understandings, written or oral, with respect thereto.

         3.46 Amendments. Any term or condition of this Agreement may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, authorized and executed in the same manner as this Agreement by the parties hereto.

         3.47 Waivers; Remedies. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power of privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Except as set forth in Section 10.7, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties delivered in connection with the Merger) as to which there is no inaccuracy or breach.

         3.48 Execution and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a counterpart shall be deemed effective upon receipt by the other party of telefaxed signature page to this Agreement, provided that such party shall nonetheless transmit its original executed signature page to the other party.

         3.49 Exhibits and Schedules. The Exhibits and Schedules and other documents attached to or delivered herewith are hereby incorporated and made a part of this Agreement as if set forth in full herein.

         3.50 Drafting. No presumption shall operate in favor of or against any party in the construction or interpretation of this Agreement as a consequence of a party's responsibility for drafting this Agreement.

         3.51 Recitals. The recital clauses of this Agreement are incorporated herein to the body as though set forth at length.

         3.52 Attorney and Professional Fees. Each party will pay his/her own attorney or professional fees in connection with this Agreement or discussions leading to this Agreement.

         3.53 Captions. The captions of Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         3.54 Controlling Law. The parties hereto agree that this Agreement shall be governed and construed by the internal, substantive laws of the State of New Mexico (without regard to that state's choice of law rules or doctrines) and, if applicable, the substantive law (statutory, administrative or common law) of the United States (without regard to its choice of law, rules or doctrines).

         3.55 Implementing Agreement. Subject to the other terms and conditions of this Agreement, each of the parties hereto shall take all action required of him, her or it to fulfill his, her or its obligations under this Agreement and shall otherwise use his, her or its best efforts to consummate the transactions contemplated hereby. Except as otherwise expressly permitted by this Agreement, each of the parties hereto agrees that he, she or it will not take any action which has the effect of preventing or impairing his, her or its performance of his, her or its obligations under this Agreement.

         3.56 Schedules. The Sciences Shareholders may revise or supplement the schedules at any time at or prior to the Closing to reflect information that came into existence or becomes known to the ASE Shareholders after the date hereof and that would have been required to be disclosed on one or more schedules if such information were in existence and known on the date hereof. The information contained in such revisions and supplements, if any, to the extent they are materially adverse, shall not limit the ability of Commodore and CXI-ASI Acquisition Corp. from concluding that their closing conditions have not been satisfied; but in the event Commodore and CXI-ASI Acquisition Corp. elect to close, the schedules, as so revised or supplemented, shall from and after the Closing replace and supersede the earlier schedules for all purposes hereunder.

         IN WITNESS WHEREOF, and intending to be legally bound, the parties have duly executed this Agreement as of the date first written above.

                           Commodore Applied Technologies, Inc.

                           By:/s/ Paul E. Hanneson
                              -------------------------------------
                                  Paul E. Hanneson, President

                           CXI-ASI Acquisition Corp., Inc.

                           By:/s/ Paul E. Hanneson
                              -------------------------------------
                                  Paul E. Hanneson, President

                           Advanced Sciences, Inc.

                           By:/s/ Ed L. Romero
                              -------------------------------------
                                  Ed L. Romero, Chief Executive Officer

                           The Sciences Shareholders:

                           (1)      The Ed L. and Tanna Romero Revocable
                                    Trust

                           By:  /s/ Ed L. Romero
                              -------------------------------------
                                    Ed. L. Romero, Trustee

                           By:/s/ Tanna Romero
                              -------------------------------------
                                  Tanna Romero, Trustee

                           (2)/s/ Ed L. Romero
                              -------------------------------------
                                  Ed L. Romero

                           (3)/s/ Tanna Romero
                              -------------------------------------
                                  Tanna Romero

                           (4)/s/ Donald T. Morgan
                              -------------------------------------
                                  Donald T. Morgan

                           (5)/s/ Betty D. Morgan
                              -------------------------------------
                                    Betty D. Morgan

                           (6)The Irrevocable Trust for the Benefit of
                               the Children of Ed L. and Tanna Romero

                           By:   /s/ Sabino Olivas III
                              -------------------------------------
                                     Sabino Olivas III, Trustee

                           (7) Sarah Teres Sneddon Irrevocable Trust

                           By:  /s/ Sabino Olivas III
                              -------------------------------------
                                    Sabino Olivas III, Trustee

                           (8) Andrea Lopez Guerra Irrevocable Trust

                           By:  /s/ Sabino Olivas III
                              -------------------------------------
                                    Sabino Olivas III, Trustee

                           (9) Camila Lopez Guerra Irrevocable Trust

                           By:  /s/ Sabino Olivas III
                              -------------------------------------
                                    Sabino Olivas III, Trustee

                           (10) Nicolas Lopez Guerra Irrevocable Trust

                           By:  /s/ Sabino Olivas III
                              -------------------------------------
                                    Sabino Olivas III, Trustee

                           (11) Edward Adam Romero Irrevocable Trust

                           By:  /s/ Sabino Olivas III
                              -------------------------------------
                                    Sabino Olivas III, Trustee

                             EXHIBITS AND SCHEDULES

Exhibit 6.11      Romero Employment Agreement
Exhibit 6.14      Escrow Agreement
Exhibit 7.10      Registration Rights Agreement

Schedule 1.2      Outstanding Shares
Schedule 2.2      Plan of Merger
Schedule 3.2      Agreements for Stock
Schedule 3.5      Subsidiaries and Other Equity Investments of Sciences
Schedule 3.6      Consents
Schedule 3.8      Adverse Changes
Schedule 3.9      Events Since Financial Statement Date
Schedule 3.10     Undisclosed Liabilities
Schedule 3.11     Title to Assets
Schedule 3.13     Real Property
Schedule 3.14     Litigation
Schedule 3.15     Material Agreements
Schedule 3.16     Accounts Receivable
Schedule 3.17     Environmental Matters
Schedule 3.18     Licenses and Permits
Schedule 3.19     Compliance with Laws
Schedule 3.20     Patents and Trademarks
Schedule 3.21     Collective Bargaining Agreements
Schedule 3.22     Taxes
Schedule 3.25     Equipment and Machinery
Schedule 3.26     Employee Benefits Plans
Schedule 3.27     Insurance Policies
Schedule 3.28     Bank Accounts
Schedule 3.29     Affiliate Transactions
Schedule 7.11     Sciences Shareholders' Ownership





Required by the indemnitor. In the event the indemnitor does not elect to conduct the